Exhibit 99

NEWS RELEASE

Tellabs	FOR IMMEDIATE RELEASE
1415 W. Diehl Road	October 3, 2003
Naperville, Ill. 60567 U.S.A.

Tel: +1.630.378.8800	MEDIA CONTACT:
Fax: +1.630.852.7346	George Stenitzer
www.tellabs.com	+1.630.798.3800
george.stenitzer@tellabs.com

INVESTOR CONTACT:
Tom Scottino +1.630.798.3602 tom.scottino@tellabs.com

Tellabs announces workforce reduction

Naperville, Ill. — Taking the next step on its path to profitable growth, Tellabs today announced plans to reduce its worldwide workforce by about 370 employees. The company also plans to close its development center in St. Laurent, Quebec, Canada, by mid-2004. Employees leaving the company will receive severance benefits, which include at least six weeks of severance pay, benefits and outplacement assistance.

Tellabs International continues to rigorously review its overall costs and resources in line with its strategy; for example, its review of manufacturing in Finland continues with no decision yet reached.

“It saddens me to see good people leaving, but it’s crucial for Tellabs to make further progress on our path to profitable growth,” said Michael J. Birck, chairman and chief executive officer. “We must free up Tellabs’ resources so we can invest in new growth markets such as a global carrier-class data solution.”

Tellabs (NASDAQ: TLAB) provides innovative data switching and bandwidth management solutions to help carriers around the world move communications traffic efficiently, effectively and profitably. The world communicates through Tellabs™; more than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flows through Tellabs equipment. Tellabs customers include many of the world’s largest and strongest carriers. Tellabs experts design, develop, deploy and support our solutions throughout telecommunications networks in more than 100 countries worldwide. For more information, please visit tellabs.com.

Tellabs and Ttellabs are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

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